Exhibit 99.1

INSTRUCTIONS AS TO USE OF

THE LGL GROUP, INC. SUBSCRIPTION RIGHTS CERTIFICATE

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to the distribution of rights (the “Rights Offering”) by The LGL Group, Inc., a Delaware corporation (“Company”), to all holders of record (the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s prospectus dated [            ], 2017 (the “Prospectus”). Record Holders of Common Stock as of 5:00 p.m., Eastern Time, on September 5, 2017 (the “Record Date”) are receiving, at no charge, transferable subscription rights (the “Rights”) to purchase up to an aggregate of 2,006,598 shares of Common Stock at a subscription price of $5.50 per whole share (the “Subscription Price”).

As described in the Prospectus, each Record Holder will receive three Rights for each share of Common Stock that such Record Holder owned as of 5:00 p.m., Eastern Time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on October 10, 2017, unless extended in the Company’s sole discretion (such time, the “Expiration Date”). Any Rights that are not exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock. The Company will not be obligated to honor any purported exercise of Rights received by Broadridge Corporate Issuer Solutions, Inc., the subscription agent for the Rights Offering (the “Subscription Agent”), after 5:00 p.m., Eastern Time, on the Expiration Date.

Each Right allows the holder thereof to subscribe for one-fourth of a share of Common Stock (the “Basic Subscription Right”) at the price of $5.50 per whole share (the “Subscription Price”). For every four Rights exercised, a stockholder can purchase one whole share of Common Stock. For example, if you owned 100 shares of Common Stock as of the Record Date, you would receive 300 Rights and would have the right to purchase 75 shares of Common Stock for the Subscription Price with your Basic Subscription Rights.

If a Record Holder fully exercises his Basic Subscription Right (other than those rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other stockholders do not fully exercise their Basic Subscription Rights, such holder may also exercise an over-subscription right (the “Over-Subscription Right”) to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering (such shares, the “Unsubscribed Shares”), subject to availability and pro rata allocation of the Unsubscribed Shares among all persons exercising their Over-Subscription Right. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. To the extent the stockholders properly exercise their Over-Subscription Rights for an aggregate amount of shares that is less than the number of the Unsubscribed Shares, each Rights holder will be allocated the full number of Unsubscribed Shares for which each such holder actually paid in connection with the Over-Subscription Right. The remaining shares of Common Stock will be allocated among all other holders exercising the Over-Subscription Right on the same pro rata basis described above.

Each Record Holder will be required to submit payment in full for all the shares such holder wishes to buy with his or her Basic Subscription Right(s) and Over-Subscription Right(s). Because the total number of Unsubscribed Share will not be known prior to the expiration of the Rights Offering, if a Record Holder wishes to maximize the number of Shares he or she may purchase pursuant to such holder’s Over-Subscription Right(s), such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum investment amount that the Record Holder wishes to invest, assuming that no stockholders other than such Record Holder purchases any Shares pursuant to their Basic Subscription Rights and Over-Subscription Rights.

The Company will not issue fractional shares of Common Stock in the Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of Shares that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Company will not be required to issue Shares to you if the Subscription Agent does not receive your payment prior to the Expiration Date, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. The Company may extend the Expiration Date by giving written notice to the Subscription Agent before the expiration of the Rights Offering. If the Company elects to extend the Expiration Date, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date. The Rights held by each Record Holder are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). The Rights are transferable and may be sold by you to the extent you do not wish to exercise them.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate and any other required document, with full payment of the aggregate Subscription Price, including final clearance of any checks, before 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Rights, you may not cancel, revoke or otherwise amend the exercise of your Rights. Any Rights that are not exercised prior to the Expiration Date will be void, of no value and will cease to be exercisable for Shares, and you will have no further rights under them.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. The number of Rights printed on the face of the Subscription Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the amount you elect to subscribe for pursuant to the Over-Subscription Right. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND FULL SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL AMOUNT OF SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise your Rights, you must properly complete and duly execute your Subscription Rights Certificate and any other required document and forward them, together with payment in full of the aggregate amount you wish to invest for which you have subscribed pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, to be received before 5:00 p.m., Eastern Time, on the Expiration Date. The Subscription Agent will hold funds received in payment for shares of Common Stock in escrow in a segregated bank account pending completion of the Rights Offering.

Your payment of the aggregate Subscription Price must be made in U.S. dollars for the entire amount you wish to invest in the Rights Offering by:

•	cashier’s or certified check or bank draft drawn on a U.S. bank payable to “Broadridge Corporate Issuer Solutions;”

•	U.S. postal or express money order; or

•	wire transfer of immediately available funds directly to the account to the following account, with reference to the Rights holder’s name:

ABA/Routing number: 121000248

Bank: Wells Fargo

420 Montgomery Street

San Francisco, CA 94104 United States

Beneficiary Account Name: Broadridge Corporate Issuer Solutions

Account Number: 4124218686

For Further Credit: LGL

Group Account Number: 761

If you elect to exercise your Rights, the Company urges you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, if you wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the Rights Offering to ensure such payment is received and clears by such date. Neither the Company nor the Subscription Agent will not be responsible for any delay in processing personal checks, even if such delay results in your Rights not being exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, the Company may, in its sole discretion, choose to accept your subscription, but shall be under no obligation to do so. In the case that payments received after 5:00 p.m., Eastern Time, on the Expiration Date are not be honored, the Subscription Agent will return such payments to you, without interest or penalty, as soon as practicable.

If you elect to exercise your Rights, you should ensure that the Subscription Agent receives your funds by the Expiration Date. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent or the Company. The address to which subscription documents, Subscription Rights Certificate(s), Notice(s) of Guaranteed Delivery (if applicable) and subscription payments other than wire transfers should be mailed or delivered is:

By mail:	By hand delivery or overnight courier excluding U.S. Postal Service:
Broadridge Corporate Issuer Solutions, Inc.Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0693 (855) 793-5068 (toll free)	Broadridge Corporate Issuer Solutions, Inc.Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717 (855) 793-5068 (toll free)

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

The Company may not honor the exercise of your Rights if you deliver the Subscription Rights Certificates, subscription documents or payment of the aggregate investment amount in a manner or method different than those set forth above.

If you have any questions concerning the Rights Offering, you may contact Broadridge Corporate Issuer Solutions, Inc. by telephone ((855) 793-5068) or by email (shareholder@broadridge.com).

If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Right on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the number of shares of Common Stock that is being subscribed for pursuant to the Basic Subscription Right, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full, and (v) the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-Subscription Right by such beneficial owner.

The payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of Common Stock under the Over-Subscription Right, if applicable, and the elimination of fractional shares.

If you submit a subscription payment that exceeds the amount necessary to purchase the number of shares of Common Stock for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the Expiration Date. If you own shares in through a broker, dealer, bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, unless you provide instructions to the contrary in your Subscription Rights Certificate. Shares of Common Stock purchased in the Rights Offering will be issued only in book-entry form, and no physical stock certificates will be issued for such shares.

(a)	Basic Subscription Right. If you are a holder of record of shares, all shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from the Company’s transfer agent, Computershare, Inc., reflecting ownership of the Common Stock. If your shares of Common Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the Rights Offering.

(b)	Over-Subscription Right. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder that has fully subscribed for its Basic Subscription Right and that validly exercises the Over-Subscription Right a direct registration (DRS) account statement from the Company’s transfer agent, Computershare, Inc., reflecting ownership of the common stock allocated to such Rights holder pursuant to the Over-Subscription Right. If your shares of Common Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the Rights Offering.

(c)	Excess Cash Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Rights holder, without interest or penalty.

3.	Commissions, Fees, and Expenses

The Company is not charging any fee or sales commission to issue the Rights to you or to issue shares of Common Stock to you if you exercise your Rights (other than payment of the Subscription Price). If you exercise your Rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. The Company will pay all reasonable fees charged by the Subscription Agent and Information Agent.

4.	Execution

(a)	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)	Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c)	Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. Payment received after the expiration of the Rights Offering may not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•	receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank;

•	receipt by the Subscription Agent of any U.S. postal or express money order; or

•	receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your Rights, the Company urges you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the aggregate Subscription Price by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the Rights Offering to ensure such payment is received and clears by such date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, the Company may, in its sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), those Rights may be exercised by instructing DTC to transfer the Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent, by no later than 5:00 p.m., Eastern Time, on the Expiration Date, the required certification as to the number of shares of Common Stock to be subscribed for under the Basic Subscription Right and the Over-Subscription Right, if applicable, by each beneficial owner of Rights on whose behalf such nominee is acting, together with payment in full of the aggregate Subscription Price for amount invested under the Basic Subscription Right and the Over-Subscription Right on behalf of all such beneficial owners.

7.	Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before 5:00 p.m., Eastern Time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and payment in full of the aggregate Subscription Price for all of the shares of Common Stock for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.

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